Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

SOUTHWEST CASINO CORPORATION, a Minnesota corporation (“Southwest”), and                                                                    (“Investor”) enter into this Registration Rights Agreement (“Agreement”) effective October 20, 2005 (Investor and each other Investor listed on Schedule 1 to this Agreement are referred to collectively as the “Investors”).

BACKGROUND

A.            Southwest and Investor have entered into a Subscription Agreement and Letter of Investment Intent dated                               , 2005 (the “Subscription Agreement”), under which Investor has subscribed to purchase warrants (the “Warrants”)  acquire shares of Southwest common stock, par value $0.001 (the “Common Stock”) by participating in the guarantee of a bank loan to Southwest.

B.            As a condition to the obligations of the Investors under the Subscription Agreement, Southwest has agreed to grant the registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants on the terms and conditions stated in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Southwest and the Holders hereby agree as follows.

Section 1.              Definitions. The following terms have the following meanings in this Agreement:

1.1           “Holders” means the (a) the Investors, each of whom is a party to this Agreement, and (b) any subsequent legal or beneficial owner of the Warrants or shares of Common Stock issued upon exercise of the Warrants, who has become a party to this Agreement in accordance with Section 11.9 of this Agreement.

1.2           “Person” means an individual, partnership, limited partnership, corporation, business trust, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture or other entity of whatever nature.

1.3           “Registrable Common” means (a) any shares of Common Stock issued or issuable upon exercise of the Warrants, and (b) any share of Common Stock issued as a dividend, stock split, reclassification, recapitalization or other distribution with respect to or in exchange for or replacement of the Warrants or any shares of Common Stock issuable upon exercise of the Warrants.  Registrable Common does not include shares of Common Stock (x) that have been effectively registered under the Securities Act and sold by a Holder in accordance with that registration, (y) that have been sold by a Holder under Rule 144, or (z) for which registration under the Securities Act is no longer required for the immediate public distribution of as a result of the provisions of Rule 144.

1.4           “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of that registration statement.

1.5           “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as the rule may be amended from time to time, or any successor to Rule 144.

E-1

1.6           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time under the Securities Act.

Section 2.              Registration Rights.

2.1           If Southwest determines to prepare and file a registration statement under the Securities Act (other than a registration on a Form S-8 or similar form, or a registration on a form that does not permit the inclusion of shares by its security holders), then Southwest must give written notice of its determination to all record Holders of Registrable Common (a “Participation Notice”) at least 30 days before filing that registration statement.  Upon the written request of a Holder of Registrable Common given within 15 days after receipt of a Participation Notice, Southwest will, except as provided in this Agreement, include in that registration statement all shares of Registrable Common for which a Holder requests registration.  If any registration under this Section 2.1 is underwritten in whole or in part, Southwest may require that the Registrable Common requested for inclusion in the registration statement under this Section 2.1 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.

2.2           Nothing in this Agreement prevents Southwest from, at any time, abandoning or delaying any registration Southwest initiates.  Southwest must bear all expenses related to the abandonment or delay of a registration.

2.3           If, in the judgment of Southwest’s managing underwriter of an underwritten registration, the inclusion of any or all of the Registrable Common requested for inclusion in the registration under this Section 2 would interfere with the successful marketing of the shares of Common Stock offered by Southwest or would negatively impact the trading market of the Common Stock, then the number of Registrable Common included in the registration under this Section 2 may be reduced pro rata (by number of shares) among the Holders and any other shareholder with pari passu registration rights requesting inclusion in the registration, or eliminated completely.

2.4           The right of any Holder to include Registrable Common in any underwritten registration under this Agreement is conditioned upon Holder’s full participation in the underwriting and the inclusion of Holder’s Registrable Common in the underwriting.  All Holders proposing to distribute their securities through the underwriting must (together with Southwest and any other selling shareholders) enter into an underwriting agreement in customary form with the underwriter or underwriters selected.

2.5           Southwest is not obligated to effect or take any action to effect, any registration under Section 2.1 more than 2 times.

2.6           Nothing in this Agreement restricts Southwest from, at any time, granting registration rights on the same or different terms to any other holder or acquirer of Southwest securities.

Section 3.              Registration Procedures.  Subject to the terms of this Agreement, if Southwest is required by the terms of this Agreement to include shares of Registrable Common in a registration under the Securities Act, Southwest will do the following:

3.1           Filing.  Prepare and file with the United States Securites and Exchange Commission (the “Commission”) a registration statement that includes the shares of Registrable Common to be included in the registration in accordance with Section 2, and use its commercially reasonable efforts to cause the registration statement to become and remain effective for a period as may be reasonably necessary to effect the sale of such securities, not to exceed 6 months;

3.2           Period of Effectiveness.  Prepare and file with the Commission any amendments to the registration statement or supplements to the prospectus in the registration statement that may be necessary to keep the registration statement effective for a period as may be reasonably necessary to effect the sale of the Registrable Common, not to exceed 6 months;

3.3           Copies.  Furnish to the Holders participating in the registration and to the underwriters of the securities being registered a reasonable number of copies of the registration statement, preliminary prospectus, formal prospectus and other documents as the Holders and underwriters may reasonably request in order to facilitate the public offering of the Regsitrable Common included in the registration;

3.4           Blue Sky.  Use its commercially reasonable efforts to register or qualify the Registrable Common covered by the registration statement under the state securities or blue sky laws of those jurisdictions that participating Holders reasonably request in writing within 20 days after the original filing of the registration statement, except that Southwest will not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified;

3.5           Notification.  Notify the Holders participating in the registration, promptly after Southwest receives notice, of the time when the registration statement becomes effective or a supplement to any prospectus forming a part of the registration statement has been filed;

3.6           Amendment Notice.  Notify the Holders participating in the registration promptly of any request by the Commission for the amending or supplementing of the registration statement or prospectus or for additional information;

3.7           Update.  Prepare and promptly file with the Commission and promptly notify the Holders of the filing of any amendment or supplement to the registration statement or prospectus as necessary to correct any statements or omissions if, at the time when a prospectus relating to the securities is required to be delivered under the Securities Act, any event has occurred that causes the prospectus or any other prospectus then in effect to include an untrue statement of a material fact or omit to state any material fact necessary to make the statements in the prospectus, in light of the circumstances in which they were made, not misleading;

3.8           Stop Orders.  Advise the Holders participating in the registration, promptly after Southwest receives notice or otherwise becomes aware, of the issuance of any stop order by the Commission suspending the effectiveness of the registration statement or the initiation or threatening of any proceeding for that purpose.  Southwest must then promptly use its best efforts to prevent the issuance of any stop order or to obtain the withdrawal of any stop order that has been issued; and

3.9           Compliance Issues.  Southwest must provide to Holders participating in the registration a copy of any amendment or supplement at least 2 business days before filing.  Southwest must not file any amendment or supplement to the registration statement or prospectus to which a majority in interest of the Holders participating in the registration have reasonably objected on the grounds that the amendment or supplement does not comply in all material respects with the requirements of the Securities Act unless, in the opinion of counsel for Southwest, the filing of the amendment or supplement is reasonably necessary to protect Southwest from any liabilities under any applicable federal or state law and the filing will not violate applicable law.

Section 4.              Furnish Information.  It is a condition precedent to the obligations of Southwest to include any Holders shares of Registrable Common in a registration that the Holder must furnish to

Southwest any information regarding itself, the Registrable Common held by the Holder, and the intended method of disposition of the Registrable Common as required to effect the registration of the Holder’s Registrable Common.

Section 5.              Expenses.  With respect to the inclusion of Registrable Common in a registration as requested under Section 2.1 of this Agreement (except as otherwise provided in Section 2), Southwest will bear the following fees, costs and expenses: all registration, filing and NASD (or exchange) fees, printing expenses, fees and disbursements of counsel and accountants for Southwest, fees and disbursements of counsel for the underwriter or underwriters of the securities included in the registration (if Southwest or selling security Holders are required to bear these fees and disbursements), all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, and the premiums and other costs of policies of insurance against liability (if any) arising out of the public offering.  All fees and disbursements of any legal counsel, accountants or advisors for the selling security Holders, underwriting discounts and commissions and transfer taxes relating to the shares included in the offering by the selling security Holders, and any other expenses incurred by the selling security Holders not expressly included above, must be borne by the selling security Holders.

Section 6.              Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

Section 7.              Indemnification.  In the event that any Registrable Common is included in a registration statement in accarodance with Section 2 of this Agreement:

7.1           Indemnification by Company.  To the fullest extent permitted by law, Southwest will indemnify and hold harmless each Holder of Registrable Common that is included in a registration statement under the provisions of this Agreement, the Holder’s directors, officers, partners, shareholders and legal counsel and any underwriter (as defined in the Securities Act) for the Holder and each Person, if any, who controls the Holder or the underwriter within the meaning of the Securities Act, from and against, and will reimburse the Holder and the underwriter and controlling Person with respect to, any and all loss, damage, claims or liability (collectively, “Losses”), joint or several, to which any of them may become subject under the Securities Act, state securities laws or otherwise, and Southwest will pay to each Holder, director, officer, partner, shareholder, legal counsel, underwriter or controlling person any legal or other costs or expenses reasonably incurred by that person in connection with investigating or defending any Loss, insofar as the Losses are caused by any untrue or alleged untrue statement of any material fact in the registration statement, any prospectus in the registration statement or any amendment or supplement to the registration statement, or arise out of or are based upon the omission or the alleged omission to state in the registration statement a material fact required to be stated in the registration statement or necessary to make the statements in the registration statement, in light of the circumstances in which they were made, not misleading; provided, however, that Southwest will not be liable to the extent that any Loss arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by the Holder, director, officer, partner, shareholder, legal counsel, underwriter or controlling Person; provided further, however, that the indemnity agreement in this Section 7.1 will not apply to amounts paid in settlement of any Loss if the settlement is effected without the consent of Southwest, which consent Southwest will not withhold unreasonably.  With respect to any preliminary prospectus, the foregoing indemnity obligation will not inure to the benefit of any Holder on account of any Loss whatsoever arising from the sale of any Registrable Common by the Holder to any person if (A) a copy of the prospectus (as amended or supplemented if amendments or supplements have been furnished to the Holder before the confirmation of the sale involved) was not sent or given by or on behalf of the Holder to that person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or omission of a material fact in the preliminary prospectus from which the Loss arose was corrected in the prospectus (as amended or supplemented if the amendments or supplements have been furnished as aforesaid).

7.2           Indemnification by Holders.  Each Holder of Registrable Common that is included in a registration statement under the provisions of this Agreement will indemnify and hold harmless Southwest, its directors and officers, each Person, if any, who controls Southwest within the meaning of the Securities Act, any other Holder selling securities under the registration statement, any controlling Person of any selling Holder, any underwriter and any controlling Person of any underwriter (each, an “Indemnitee”) from and against, and will reimburse any Indemnitee with respect to, any and all Losses to which Indemnitee may become subject under the Securities Act, state securities laws or otherwise, and the Holder will pay to each Indemnitee any legal or other costs or expenses reasonably incurred by that person in connection with investigating or defending any Losses, insofar as the Losses are caused by any untrue or alleged untrue statement of any material fact in the registration statement, any prospectus in the registration statement or any amendment or supplement to the registration statement, or arise out of or are based upon the omission or the alleged omission to state in the registration statement, prospectus, amendment or supplement a material fact required to be stated in the registration statement, prospectus, amendment or supplement or necessary to make the statements in the registration statement, prospectus, amendment or supplement, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing by the Holder to Southwest specifically for use in the preparation of the registration statement, prospectus, amendment or supplement, and provided, however, that the indemnity agreement in this Section 7.2 does not apply to amounts paid in settlement of any Loss if the settlement is effected without the consent of the indemnifying Holder, which consent the indemnifying Holder must not withhold unreasonably.  With respect to any preliminary prospectus, the foregoing indemnity obligation will not inure to the benefit of Southwest on account of any Loss arising from the sale of any Registrable Common by a Holder to any person if (A) a copy of the prospectus (as amended or supplemented if the amendments or supplements are furnished to a Holder before the confirmation of the sale involved) was not sent or given by or on behalf of a Holder to the person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the indemnifying Holder corrected the untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the prospectus (as amended or supplemented if the amendments or supplements were furnished as aforesaid).  The indemnification obligations of each Holder under this Section 7.2 are limited to an amount equal to the net proceeds received by each Holder of Registrable Common sold as contemplated in this Agreement.

7.3           Indemnification Procedures.  Promptly after receipt by a party entitled to indemnification under this Section 7 (each, an “Indemnified Party”) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, the Indemnified Party will, if a claim is to be made against the party obligated to provide indemnification under this Section 7 (each, an “Indemnifying Party”), promptly notify the Indemnifying Party of the commencement of the action.  The failure to provide such notice will not relieve the Indemnifying Party from any liability under this Agreement, except to the extent that the delay in giving, or failing to give, notice has a material adverse effect upon the ability of the Indemnifying Party to defend against the claim.  In case an action is brought against an Indemnified Party, the Indemnifying Party has the right to participate in and, at the Indemnifying Party’s option, to assume the defense of the action, singly or jointly with any other Indemnifying Party similarly notified, with counsel satisfactory to the Indemnified Party; provided, however, that if the defendants in any action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there may be legal defenses available to any Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party will have the right to select counsel to participate in the defense of the action on behalf of the Indemnified Party at the expense of the Indemnifying Party; provided that if there is more than one Indemnified Party, the Indemnifying Party will be responsible for the expense of only one special counsel selected jointly by the Indemnified Parties.  After notice from an Indemnifying Party to any Indemnified Party of the Indemnifying Party’s election to assume the defense of the action, the Indemnifying Party will not be liable to the Indemnified Party under this Section 7 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense of the action other than reasonable costs of investigation, unless (i) the Indemnified Party employed separate counsel in accordance with the proviso of the preceding sentence, or (ii) the Indemnifying Party does not employ counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party.

Section 8.              Exceptions to and Termination of Registration Obligations.  Southwest is not obligated to honor a request under Section 2 to include Registrable Common in a registration statement if the Registrable Common is otherwise eligible for immediate sale by the Holder under Rule 144.  This Agreement, and the registration rights stated in this Agreement, terminate on the earlier to occur of (a) 2 years after the date of this Agreement or (b) at any time after the date of this Agreement that all Holders are able to sell their entire holdings during any 90 day period under Rule 144(k).

Section 9.              Cooperation.  Any Holder whose Registrable Common are to be included in a registration statement filed by Southwest agrees to cooperate with all reasonable requests by Southwest necessary to effectuate the purposes of this Agreement, including by timely providing Southwest with all information necessary to file a registration statement.

Section 10.            “Lock-Out” Agreement.  Each Holder hereby agrees that, for a period of 180 days after the effective date of any registration statement for Southwest securities (the “Lock-Out Period”), Holder will not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of Southwest held by Holder, directly or indirectly, whether through trade in the public securities markets, OTCBB or private transactions or through any other means, except transfers to donees who agree to be similarly bound.  Each Holder acknowledges and agrees that Southwest may impose stop-transfer instructions during the Lock-Out Period with respect to the securities of each Holder subject to this restriction if necessary to enforce such restrictions.

Section 11.            Miscellaneous.

11.1         Waivers, Amendments and Approvals.  In each case in which the approval of the Holders is required by the terms of this Agreement, that requirement will be satisfied by a vote or the written action of Holders of at least a majority of the Registrable Common.  Any term or provision of this Agreement requiring performance by or binding upon Southwest or Holders may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Southwest and the Holders of at least a majority of the then outstanding Registrable Common.  Any amendment or waiver affected in accordance with this Section shall be binding upon the Holders (including permitted assigns under Section 11.9 of this Agreement).  The waiver by a party of any breach of this Agreement or default in payment of any amount due under this Agreement or default in the performance of this Agreement will not be deemed to constitute a waiver of any other default or succeeding breach or default.  Written notice of any waiver, consent or agreement of amendment, modification or supplement will be given to the record Holders of Registrable Common who did not give written consent to the waiver, consent, agreement or amendment.

11.2         Written Changes, Waivers, Etc.  Neither this Agreement nor any provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by Southwest and approved by the Holders as provided in Section 11.1.

11.3         Notices.  All notices, demands or other communications to be given or delivered under this Agreement must be in writing and will be deemed given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or transmitted by facsimile or electronic mail (with request for immediate confirmation of receipt in a manner customary for electronic mail and with physical delivery of the communication being made by one of the other means specified in this section promptly thereafter), as follows:

11.3.1

To a Holder, addressed to the Holder at the address(es) stated on Schedule 1.

11.3.2

To Southwest, to:

Southwest Casino Corporation
Attention: Thomas E. Fox, President
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425
Facsimile: 952-853-9991
Telephone: 952-853-9990

Any party may change its address for such communications by giving notice of the change to the other parties in conformity with this Section.

11.4         Delays or Omissions.  Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement will impair that right, power or remedy nor will it be construed as a waiver of any breach or default, or an acquiescence to a breach or default, or of a similar breach of default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically stated in that writing.

11.5         Other Remedies.  Any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred by this Agreement or by law on that party, and the exercise of any one remedy will not preclude the exercise of any other.

11.6         Attorneys’ Fees.  If suit is brought to enforce or interpret any part of this Agreement, the prevailing party is entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).  The prevailing party is the party entitled to recover its costs of suit, regardless of whether the suit proceeds to final judgment.  A party not entitled to recover its costs is not entitled to recover attorneys’ fees.  No sum for attorneys’ fees will be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

11.7         Entire Agreement.  This Agreement, the schedules to this Agreement, the documents referenced in this Agreement and the exhibits to those documents, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

11.8         Severability.  If any provision of this Agreement or of any agreement entered into under this Agreement is determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into under this Agreement, will be given effect separately from the provision or provisions determined to be illegal or unenforceable and will not be affected by that determination.

11.9         Successors and Assigns.  The terms and conditions of this Agreement inure to the benefit of, and bind and are enforceable by, the respective heirs, successors and assigns of the parties to this Agreement; provided, however, that the rights of a Holder under this Agreement may be assigned only (a) to a partner or retired partner of the assigning Holder if that assigning Holder is a partnership or to any Affiliate of an assigning Holder which is also an accredited investor within the meaning of the Securities Act, (b) to any family member of, or trust for the benefit of, the assigning Holder, (c) to any affiliated entities of the assigning Holder if the affiliated entities are managed by the same manager or managing partner or management company, or managed by an entity controlling, controlled by or under common control with that manager, managing partner or management company, or (d) concurrent with the sale or transfer to an assignee of at least 25,000 shares (subject to adjustment for any stock dividend, stock split, subdivision, combination or other recapitalization of Southwest) of Registrable Common then held by the Holder.  No transfer of rights under this Agreement will be effective unless the transferee of such rights executes and agrees to be bound by the terms of this Agreement.  Any Holder making an assignment in connection with the sale or transfer of only a portion of its shares will retain its rights under this Agreement for the shares not sold or transferred.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Notwithstanding any provision contained elsewhere in this Agreement, upon the transfer of shares by any of the parties to this Agreement, no claims or causes of action arising out of or related to this Agreement existing as of the transfer date may be transferred to any respective heir, successor, assign or permitted transferee, provided that the transfer of shares will not be deemed a waiver by the transferring party of any claim or cause of action.  “Affiliate” means any Person which controls, is controlled by or is under common control with any other Person or Persons.  For the purposes of this definition, “control” has the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Commission under the Securities Act.

11.10       Governing Law.  This Agreement is governed by and construed under the laws of the State of Minnesota.

11.11       Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile will have the same legal force and effect as original signatures.

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Signatures on next page.

In witness of this Registration Rights Agreement, Southwest and Investor have executed this instrument as of the date first written above.

SOUTHWEST CASINO CORPORATION	INVESTOR:

By:
James B. Druck, CEO	Its: